Exhibit 10

                                   TERM SHEET
                 BY AND BETWEEN S1 CORPORATION AND JOHANN DREYER

This Term Sheet shall form the basis under which S1 Corporation (also referred to as "S1") shall amend and restate that certain Employment Agreement by and between S1 Corporation and Johann Dreyer, dated November 12, 2004, as amended by Amendment to Employment Agreement, dated February 28, 2005. The parties contemplate that as soon as reasonably practicable, Mr. Dreyer and S1 will amend the aforementioned employment agreement on terms consistent with this Term Sheet and in a form approved by S1. Subject to the execution of that amended written employment agreement by S1 and Johann Dreyer, Mr. Dreyer's employment will continue on the basis as in existence on the date hereof. This Term Sheet does not create a contract of employment.

Position:                       President and Chief Executive Officer. In
                                these positions, Mr. Dreyer will perform the duties and fulfill the responsibilities of the office of President as set forth in the Company's bylaws, and shall perform such duties as President and Chief Executive as customary for a company such as S1, and consistent with those required a Chief
                                Executive Officer of a Nasdaq Stock Market - listed company; including without limitation as to any required public filing and other certifications.

                                Mr. Dreyer has been elected by the Board to the S1 Board of Directors, for an initial term to expire at the 2007 Annual Meeting of Shareholders.

Initial Date of Promotion:      Effective October 30, 2006.

Term of Employment:             Twenty-Four Months from the Initial Date of
                                Employment, subject to termination by S1 at will. Each of S1 and Mr. Dreyer will endeavor to provide 45 days notice of termination. If the Company terminates Mr. Dreyer prior to June 30,
                                2007 for other than cause, Mr. Dreyer will continue to be paid his base compensation
                                (described below) through June 30, 2007.

Base Compensation:              So long as Mr. Dreyer remains President and CEO

                                $31,250 per month, payable monthly in arrears, less normal withholdings.

Incentive Compensation:         $225,000 annualized based on 100% achievement of
                                Board assigned targets, payable in accordance with S1 bonus plan. It is noted that the incentive compensation plan under which Mr.
                                Dreyer has performed in 2006 will be paid out on a prorated basis for performance under that plan measured through September 30, 2006.

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Stock Options:                  Subject to approval by the S1 Corporation Board
                                of Directors, Mr. Dreyer will be granted options to purchase 450,189 shares of S1 Corporation common stock under the S1 Corporation 2003 Stock Incentive Plan and 18,679 shares of restricted common stock. The options will be non-qualified options having a 10 year life, at a strike price of the fair market value on the grant date in accordance with the Plan. Subject to Mr. Dreyer being an employee in good standing on the vesting date (it being understood that service as a director does not count as service as an employee), the options and restricted stock will vest as follows: 50% on June 30, 2007; and 50% on October 30, 2008. Provided, if Mr. Dreyer's employment with the Company is terminated without cause on or prior to June 30, 2007, the options and restricted stock that would have otherwise vested on June 30, 2007 will vest upon termination; and if Mr. Dreyer's employment with the Company is terminated without cause after June 30, 2007, the options and restricted stock that would have otherwise vested on October 30, 2008 will vest upon termination.

S1 will reimburse Mr. Dreyer for actual and reasonable business expenses incurred in the performance of his duties in accordance with S1 policy. Mr. Dreyer will be bound by and subject to the S1 policies and procedures applicable to employees. Mr. Dreyer will sign an executive covenants agreement at the request of S1.

S1 Corporation                                            Johann Dreyer

By:    /s/ Richard P. Dobb                                By: /s/ Johann Dreyer
       -------------------                                    ------------------
Title: Secretary